UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): May 16, 2008 (May 14, 2008)

CHINA PRECISION STEEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23039	14-1623047
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

8th Floor, Teda Building 87 Wing Lok Street, Sheungwan Hong Kong, The People’s Republic of China
(Address of Principal Executive Offices)

(+852) 2543 -8223
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 14, 2008, the management of China Precision Steel, Inc. (the “Company”) determined that the Company’s financial statements for the three months ended September 30, 2007 and six months ended December 31, 2007 should no longer be relied upon because of certain errors in such financial statements.

During the third quarter of 2008, the Company determined that it had incorrectly deducted VAT from net sales and incorrectly reported revenue, net income and related current income tax and other receivable in the quarter ended September 30, 2007 and December 31, 2007. The Company intends to amend its Quarterly Report on Form 10-Q filed on February 14, 2008 and its Quarterly Report on Form 10-Q filed on November 19, 2007 as follows:

•	to restate the other receivable and current income taxes payable sections on the Condensed Consolidated Balance Sheets due to understatement of other receivable and current income taxes;

•
to restate the sales revenues, gross profit, current income tax, net income, diluted earnings per share, and comprehensive income sections on the Condensed Consolidated Statements of Operations and Comprehensive Income due to understatement of sales revenues, gross profit, net income, diluted earnings per share, comprehensive income and understatement of current income tax expense;

•
to restate the net income, account receivable, net and current income taxes due to understatement of net income, cash outflows from account receivable, net and understatement of cash inflows from current income taxes on the Condensed Consolidated Statements of Cash Flows.

The management of the Company has discussed with the Company’s independent registered public accounting firm the matters disclosed in this Item. The Company is working to complete amendments that correct these errors expeditiously and expects to file the amendments within one week from the date of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA PRECISION STEEL, INC.

Date:	May 16, 2008	/s/ Wo Hing Li
Wo Hing Li
Chairman, Chief Executive Officer and President